EXHIBIT 4.6

SECOND SUPPLEMENTAL INDENTURE

between

AMERICAN CAPITAL, LTD.

and

WILMINGTON TRUST COMPANY,

as Trustee

Dated as of June 28, 2010

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is dated as of June 28, 2010, between American Capital, Ltd., formerly known as American Capital Strategies, Ltd., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware banking corporation, as successor trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and Wells Fargo Bank, National Association (succeeded as trustee under the Indenture by Wilmington Trust Company pursuant to that certain Instrument of Resignation, Appointment and Acceptance dated June 11, 2009 between the Company, Wilmington Trust Company as successor trustee and Wells Fargo Bank, National Association as resigning trustee), executed and delivered an Indenture, dated as of April 26, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 19, 2007 (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”), to provide for the issuance of $550,000,000 aggregate principal amount of the Company’s 6.85% Senior Notes due 2012 (the “Notes”).

This Second Supplemental Indenture is being executed pursuant to the Company’s Confidential Out-of-Court Exchange Offering Memorandum and Solicitation of Consents and Disclosure Statement and Solicitation of Votes Related to an In-Court Standby Prepackaged Plan of Reorganization, dated May 3, 2010, as amended by (i) the Confidential Supplement No. 1 thereto, dated June 9, 2010 and (ii) the Confidential Supplement No. 2 thereto, dated June 15, 2010 (the “Offering Memorandum and Disclosure Statement”), and the related letter of transmittal and consent;

Sections 9.02 of the Base Indenture provides that the Company and the Trustee may eliminate any of the provisions of the Indenture or modify in any manner the rights of the Holders of Securities of a series under the Indenture “with the written consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture”, subject to certain exceptions specified in Section 9.02 of the Base Indenture;

The parties hereto are entering into this Second Supplemental Indenture to: (i) eliminate certain Events of Default contained in Section 5.01 of the Indenture; (ii) eliminate conditions to mergers, consolidations and sales of assets contained Section 8.01 of the Indenture; (iii) amend Section 8.02 of the Indenture; (iv) eliminate certain restrictive covenants contained in Article X of the Indenture; and (v) eliminate all references in the Indenture or the Securities to sections to be eliminated in accordance with the preceding clauses (i), (ii), (iii) and (iv) (collectively, the “Amendments”);

The Amendments described in the preceding paragraph require the written consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture;

The execution and delivery of this Second Supplemental Indenture and the adoption of the Amendments by the Company and the Trustee have been authorized by the written consent of the Holders of not less than a majority in principal amount of the Outstanding Notes as of the date hereof; and

The execution and delivery of this Second Supplemental Indenture by the Company has been authorized by a Board Resolution, and all acts, conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes herein set forth have been done and taken, and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized;

This Second Supplemental Indenture will be effective upon, and is subject to, the consummation of the Exchange Offers as defined in and contemplated by the Offering Memorandum and Disclosure Statement;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

Amendments Applicable to the Indenture

Section 1.01 Definitions. (a) As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

(b) The following definition in Section 1.01 of the Base Indenture is hereby deleted in its entirety:

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition or results of operations of the Company.

Section 1.02 Elimination of Certain Provisions of Article V of the Indenture

(a) Section 5.01(e) of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“(e) [Reserved]; or”

(b) Section 5.01(f) of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“(f) [Reserved]; or”

(c) Section 5.01(g) of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“(g) [Reserved]; or”

Section 1.03 Elimination of a Provision of Article VIII of the Indenture.

Section 8.01 of the Indenture, entitled “Company May Consolidate, Etc., Only on Certain Terms,” is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“Section 8.01. [Reserved]”

Section 1.04 Amendment of a Provision of Article VIII of the Indenture

Section 8.02 of the Indenture is hereby deleted in its entirety and replaced by the following:

“Section 8.02 Successor Substituted. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.”

Section 1.05 Elimination of Certain Provisions of Article X of the Indenture.

(a) Section 10.05 of the Indenture, entitled “Existence,” is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“Section 10.05. [Reserved]”

(b) Section 10.06 of the Indenture, entitled “Maintenance of Properties,” is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“Section 10.06. [Reserved]”

(c) Section 10.07 of the Indenture, entitled “Payment of Taxes and Other Claims,” is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“Section 10.07. [Reserved]”

(d) Section 10.09 of the Indenture, entitled “Asset Coverage Ratio,” is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“Section 10.09. [Reserved]”

(e) Section 10.10 of the Indenture, entitled “Commission Reports and Reports to Holders,” is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes and replaced by the following:

“Section 10.10. [Reserved]”

ARTICLE II.

Miscellaneous

Section 2.01 This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 2.02 In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.03 This Second Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Second Supplemental Indenture.

Section 2.04 The Base Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture and the First Supplemental Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture.

Section 2.05 The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

Section 2.06 Notwithstanding anything else to the contrary herein, the terms and provisions of this Second Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Second Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 2.07 The recitals contained herein and in the Notes shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

Section 2.08 This Second Supplemental Indenture will be effective upon, and is subject to, the consummation of the Exchange Offers as defined in and contemplated by the Offering Memorandum and Disclosure Statement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

AMERICAN CAPITAL, LTD.

By:	/s/ Samuel A. Flax
Name:	Samuel A. Flax
Title:	Executive Vice President, General Counsel and Secretary

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Suzanne J. MacDonald
Name:	Suzanne J. MacDonald
Title:	VP

[Signature Page to the Second Supplemental Indenture]